UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2015
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Quantum Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	1-13449	94-2665054
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

224 Airport Parkway
San Jose, CA 95110
(Address of Principal Executive Offices)

(408) 944-4000
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 20.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Reference is made to that certain Credit Agreement, dated March 29, 2012 (the “Credit Agreement”), by and among Wells Fargo Capital Finance LLC, as administrative agent (the “Agent”), the lenders that are parties thereto (the “Lenders”), and Quantum Corporation (the “Company”).

On August 7, 2015, the Company entered into the Seventh Amendment to Credit Agreement (the “Seventh Amendment”), among the Company, the Agent and the Lenders, pursuant to which, among other amendments, the Credit Agreement was amended to modify the maturity date, increase the amount of foreign accounts receivable and intellectual property assets included in our borrowing base, and add an additional liquidity covenant.

Under the Credit Agreement, we have the ability to borrow the lesser of $75 million or the amount of the monthly borrowing base under our senior secured revolving credit facility. We may use proceeds from borrowings under the Credit Agreement to repay our 3.50% convertible subordinated notes due November 15, 2015 ("3.50% notes") so long as we have a fixed charge coverage ratio of at least 1.5, liquidity of at least $25 million and no default or event of default is continuing under the Credit Agreement on the date of repayment. The Credit Agreement matures March 29, 2017; however, as amended by the Seventh Amendment, the maturity date accelerates to (i) August 15, 2015 unless $74.0 million is available for borrowing under the Credit Agreement or is deposited in a controlled account or third party escrow account as of such date to repay the 3.50% notes, and (ii) September 30, 2015 unless an amount sufficient to repay the 3.50% notes, including related interest, is available for borrowing under the Credit Agreement or is deposited in a controlled account or third party escrow account as of such date to repay the 3.50% notes. As of June 30, 2015, and during the first quarter of fiscal 2016, we were in compliance with all covenants and had no outstanding balance on the line of credit. We had letters of credit outstanding under the Credit Agreement totaling $1.0 million at June 30, 2015, reducing the maximum amount available for borrowing by this amount.

The Seventh Amendment amends the borrowing base to include up to $15 million of certain foreign accounts from account debtors in designated jurisdictions. The borrowing base has also been amended to increase the amount of intellectual property assets which are included in the borrowing base to $33 million.

In addition, the financial covenants were amended to require that the Company maintain at all times minimum liquidity of $10 million, at least $5 million of which must be excess availability under the Credit Agreement. Liquidity and excess availability are each defined in the Credit Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Seventh Amendment to Credit Agreement, a copy of which is attached as Exhibit 10.1, and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On August 13, 2015, the Company issued a press release announcing the signing of the Seventh Amendment. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Seventh Amendment to Credit Agreement, dated August 7, 2015, by and among Wells Fargo Capital Finance, LLC, as administrative agent, the lenders that are parties thereto, and Quantum Corporation.

99.1	Press Release, dated August 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 13, 2015	Quantum Corporation

	By:	/s/ Shawn D. Hall
	Name:	Shawn D. Hall
	Its:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit Description
10.1	Seventh Amendment to Credit Agreement, dated August 7, 2015, by and among Wells Fargo Capital Finance, LLC, as administrative agent, the lenders that are parties thereto, and Quantum Corporation.

99.1	Press Release, dated August 13, 2015